Exhibit 5.2

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel +1 312 782 0600
Main Fax +1 312 701 7711
June 23, 2009	www.mayerbrown.com

Assured Guaranty Ltd.
30 Woodbourne Avenue
Hamilton HM08
Bermuda

Assured Guaranty US Holdings Inc.
1325 Avenue of the Americas
New York, New York 10019

Ladies and Gentlemen:

We have acted as counsel to Assured Guaranty US Holdings Inc. (the “Note Issuer”) and U.S. counsel to assured Guaranty Ltd. (the “Unit Issuer” and, together with the Note Issuer, the “Issuers”) in connection with the issuance of 3,450,000 equity units (the “Equity Units”) of the Unit Issuer

Each Equity Unit initially consists of (i) a purchase contract (each, a “Purchase Contract”) to be issued pursuant to the Purchase Contract and Pledge Agreement (the “Purchase Contract and Pledge Agreement”), to be dated June 24, 2009, among the Unit Issuer, The Bank of New York Mellon, as collateral agent, custodial agent and securities intermediary, and The Bank of New York Mellon, as purchase contract agent (the “Purchase Contract Agent”), and (ii) a 1/20, or 5.0%, undivided beneficial ownership interest in $1,000 principal amount of the 8 1/2% senior notes due June 1, 2014 (the “Notes”).

The Notes will be issued pursuant to an indenture, dated as of May 1, 2004 (the “Base Indenture”), between the Note Issuer and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”), as supplemented by the first supplemental indenture, to be dated as of June 24, 2009 (the “Supplemental Indenture”), between the Note Issuer and the Trustee and fully and unconditionally guaranteed (the “Guarantees”) by the Unit Issuer.

In rendering the opinions expressed herein, we have examined (i) the form of the Purchase Contract and Pledge Agreement, (ii) an executed copy of the Base Indenture, (iii) the form of the Supplemental Indenture and (iv) the form of the global certificate representing the Notes.  We have also examined such other documents and instruments and have made such further investigations as we have deemed necessary or appropriate in connection with this opinion.

In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the

Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia).

authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.  As to all parties, we have assumed the due authorization, execution and delivery of all documents and the validity and enforceability thereof against all parties thereto, other than the Issuer, in accordance with their respective terms.

As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on certificates of responsible officers of the Issuers and of public officials and on the representations, warranties and agreements of the Issuers contained in the underwriting agreement with respect to the issuance of the Equity Units.

Based upon and subject to the foregoing, and having regard for legal considerations which we deem relevant, we are of the opinion that:

(i)           the Note Issuer is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation;

(ii)          the Indenture has been duly authorized, executed and delivered by the Note Issuer and, assuming the due authorization, execution and delivery thereof by the Unit Issuer, the Indenture constitutes a legal, valid and binding obligation of the Issuers, enforceable against the Issuers in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

(iii)          the Notes have been duly authorized by the Note Issuer and, when duly executed and delivered by the Note Issuer, authenticated by the Trustee in accordance with the terms of the Indenture and delivered to and paid for by the underwriters thereof in accordance with the terms of this Agreement, will constitute legal, valid and binding obligations of the Note Issuer, entitled to the benefits of the Indenture and enforceable against the Note Issuer in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

(iv)          assuming the Guarantees have been duly authorized, executed and delivered by the Unit Issuer, the Guarantees constitute legal, valid and binding obligations of the Unit Issuer enforceable against the Unit Issuer in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

(v)           assuming the due authorization thereof by the Unit Issuer, when the Purchase Contract and Pledge Agreement has been duly executed and delivered by the Unit Issuer and the Contract Purchase Agent, the Purchase Contract and Pledge Agreement will constitute a legal, valid and binding obligation of the Unit Issuer, enforceable against the Unit Issuer in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); and

(vi)          assuming the due authorization thereof by the Unit Issuer, when the Corporate Units have been duly executed and delivered by the Unit Issuer and by the Purchase Contract Agent on behalf of the holders thereof, authenticated by the Purchase Contract Agent and delivered to and paid for by the underwriters thereof, the Corporate Units will constitute legal, valid and binding obligations of the Unit Issuer, enforceable against the Unit Issuer in accordance with their terms, except to the extent enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting the enforcement of creditors’ rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

We are admitted to practice in the States of Illinois and New York and our opinions expressed herein are limited solely to the Federal laws of the United States of America and the laws of the States of Illinois and New York and the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws, and we express no opinion herein concerning the laws of any other jurisdiction.

This letter speaks as of the date hereof.  We assume no obligation to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law which may hereafter occur.

We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement on Form S-3 (No. 333-152892) of the Issuers and to all references to this firm in such Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

Mayer Brown LLP